Exhibit 10.12

MALLINCKRODT PLC

Personal and Confidential

Steven Romano

136 Waverly Place

Apt. 14BC

New York, NY, 10014

Dear Steven:

As you know, on October 12, 2020, Mallinckrodt plc (the “Company”) and its affiliated debtors and debtors in possession (collectively, the “Debtors”) filed voluntary petitions for relief under Chapter 11 of Title 11 of the United States Code in the United States Bankruptcy Court for the District of Delaware (the “Bankruptcy Court”), Case No. 20-12522 (Jointly Administered). On March 2, 2022, the Bankruptcy Court entered an order confirming the Fourth Amended Joint Plan Of Reorganization (With Technical Modifications) Of Mallinckrodt Plc And Its Debtor Affiliates Under Chapter 11 Of The Bankruptcy Code [Docket No. 6510]. As of June 16, 2022, the Debtors emerged from their Chapter 11 cases (the “Emergence”). This letter agreement (this “Letter Agreement”) is effective as of the date of the Emergence, and supplements your Employment Agreement, dated as of July 20, 2020, by and between you, the Company and ST Shared Services LLC (your “Employment Agreement”).

Subject to the terms and conditions contained herein, by signing this Letter Agreement and conditioned upon the Company fulfilling its obligations hereunder and under the Employment Agreement, you agree to remain continuously employed with the Company and its subsidiaries and affiliates through the 90-day anniversary of the Emergence (the “Retention Period”). During the Retention Period, you will continue to receive your compensation and benefits in accordance with the terms of your Employment Agreement. Upon the expiration of the Retention Period and for fifteen (15) days thereafter, you have the election (the “Special Election”) to terminate your employment and receive the severance benefits set forth in Section 4(a) of your Employment Agreement and outlined in Exhibit A (which illustrates your severance if you have a 2022 termination of employment) (the “Exhibit A Severance Benefits”), subject to the conditions in your Employment Agreement, such as your execution and nonrevocation of a release of claims. Such termination of employment shall be considered an Involuntary Termination solely for purposes of Section 4(a) of the Employment Agreement. For the avoidance of doubt, any references to “Average Annual Bonus” and “Annual Bonus” for purposes of calculating any severance benefits payable to you under the Employment Agreement shall solely take into account bonuses payable to you under the Company’s Annual Incentive Plan (“AIP”) or, in the case of any key employee incentive program (the “KEIP”) you participate in, the portion of your KEIP payments attributable to the AIP. Following the expiration of the Special Election, your Employment Agreement will be terminated and any payments and benefits payable to you thereunder (other than the payment of the Exhibit A Severance Benefits if you elected to terminate your employment pursuant to the Special Election or if the Company terminated your employment without Cause prior to the expiration of the Retention Period) shall cease and have no further effect.

In consideration for your agreement to remain employed through the end of the Retention Period, the Company shall pay you an additional amount equal to three times your base monthly salary ($155,000) (the “Retention Payment”), which Retention Payment shall be payable, less applicable withholdings, on the first payroll date following the expiration of the Retention Period (the “Retention Payment Date”); provided that, if the Company terminates your employment without Cause (as defined in your Employment Agreement) prior to the expiration of the Retention Period, you shall remain eligible to receive the Retention Payment on the Retention Payment Date (and, for the avoidance of doubt, upon such termination, you would also be eligible to receive the Exhibit A Severance Benefits, subject to your execution and nonrevocation of a release of claims). You acknowledge and agree that, subject to the Company’s good faith compliance with the terms of this Letter Agreement, your execution of this Letter Agreement shall not be considered an event constituting “Good Reason” under Section 3(c) of the Employment Agreement, and you will not exercise any claim to “Good Reason” during the Retention Period.

Except as expressly set forth in this Letter Agreement, nothing contained herein shall operate as an amendment, modification or waiver of any provision of the Employment Agreement, or otherwise waive or impair any party’s rights under the Employment Agreement, which shall continue in full force and effect. You acknowledge and agree that, except for the payments set forth in this Letter Agreement and as set forth in your Employment Agreement, you are not entitled to any further payments or benefits from the Company or any of its affiliates.

This Letter Agreement shall be governed by and construed in accordance with the laws of the State of New Jersey without regard to the conflict of laws principles hereof.

This Letter Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

[Signature page follows]

Please acknowledge your agreement and acceptance of the foregoing by countersigning this Letter Agreement in the space provided below.

Very truly yours,

MALLINCKRODT PLC

By:	/s/ Mark Casey
Name:	Mark Casey
Title:	Executive Vice President & Chief Legal Officer

ACCEPTED AND AGREED AS OF THE DATE HEREOF:

Steven Romano

By:	/s/ Steven Romano
Name:	Steven Romano
Title:	Executive Vice President & Chief Scientific Officer

[Signature Page to Letter Agreement]

Exhibit A

Severance Benefits

Severance Component	Amount Payable
Cash Severance
Salary	$930,000
Average Annual Bonus	$403,000	(FY19)
	$493,675	(FY20)
	$429,195	(FY21)
	$662,935
Prorated Annual Bonus	$282,321
COBRA Premiums	$10,083
Notice Pay	$50,959
12 Months’ Outplacement Services	—

TOTAL	$1,936,298

For the avoidance of doubt, all severance benefits are conditioned on the execution of a release of claims.